CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-162216 on Form S-8 and No. 333-181315 on Form S-3 of Sun Communities, Inc. of our report dated September 17, 2014, relating to the combined statement of revenues and certain operating expenses of Green Courte Communities for the year ended December 31, 2013 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement), appearing in this Current Report on Form 8-K/A of Sun Communities, Inc.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
September 17, 2014